Filed Pursuant to Rule 424(b)(3)
Registration No. 333-276374

PROSPECTUS

Coya Therapeutics, Inc.

4,689,386 Shares of Common Stock

This prospectus relates to the resale of up to 4,689,386 shares of Coya Therapeutics, Inc. (the “Company,” “we,” “our,” or “us”) common stock, par value $0.0001 per share (“common stock”), by the selling stockholders listed in this prospectus or their permitted transferees. The shares of common stock registered for resale pursuant to this prospectus include:

(i) 4,370,382 shares of common stock (the “Shares”) issued in a private placement (the “Private Placement”) pursuant to a Securities Purchase Agreement entered into on December 5, 2023 with certain accredited investors party thereto (the “Securities Purchase Agreement”); and

(ii) 319,004 shares of common stock (the “Warrant Shares”) issuable upon exercise of warrants (the “Warrants”) issued to the co-placement agent and our financial advisor in connection with the Private Placement, which closed on December 11, 2023.

We will not receive any of the proceeds from the sale of shares by the selling stockholders. However, we may receive proceeds of up to approximately $2,418,050 from the cash exercise of the Warrants by the selling stockholders, once the registration statement, of which this prospectus is part, is declared effective. The Warrants may also be exercised and resold hereunder on a cashless basis, at the option of their holders, and we will not receive any proceeds upon such cashless exercise.

The selling stockholders, or their permitted transferees or other successors-in-interest, may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” on page 18 of this prospectus for more information on how the selling stockholders may sell the shares of common stock pursuant to this prospectus. Certain of the selling stockholders may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution” on page 18 of this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, and we have elected to comply with certain reduced public company reporting requirements.

Our common stock is listed on the Nasdaq Capital Market under the symbol “COYA.” The last reported sale price for our common stock on January 12, 2024 as quoted on the Nasdaq Capital Market was $6.16 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus and the documents incorporated by reference into this prospectus for a discussion of the risks that you should consider in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 16, 2024.

i

ABOUT THIS PROSPECTUS

Neither we nor the selling stockholders have authorized anyone to provide you with any information other than that contained in, or incorporated by reference into, this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of our common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

A prospectus supplement may add to, update or change the information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find Additional Information.”

Throughout this prospectus, when we refer to the selling stockholders, we are referring to the selling stockholders identified in this prospectus and, as applicable, their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

In this prospectus, unless otherwise stated or unless the context otherwise requires, references to “Coya,” “Company,” “we,” “us,” “our” or similar references mean Coya Therapeutics, Inc.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any documents we incorporate by reference, contain certain forward-looking statements that involve substantial risks and uncertainties. All statements contained in this prospectus and any documents we incorporate by reference, other than statements of historical facts, are forward-looking statements including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

•	We are a clinical-stage biopharmaceutical company with no product(s) approved for commercial sale.

•

We rely on our license agreements to provide certain intellectual property rights relating to autologous regulatory Treg technology. If the license is terminated, we could lose the use of rights material to the development of our product candidates.

•	We have incurred significant losses since inception. We expect to continue to incur losses for the foreseeable future, and we may not generate sufficient revenue to achieve or maintain profitability.

•	The audit report with respect to our financial statements contains a paragraph expressing substantial doubt about our ability to continue as a going concern.

•

We will need to raise significant additional capital, which may not be available to us on acceptable terms, or at all. If we are unable to successfully raise additional capital, our future clinical trials and product development could be limited and our long-term viability may be threatened.

•

If we issue additional securities in the future, including issuances of shares of common stock upon exercise of our outstanding options and warrants, our existing stockholders will be diluted and our stock price may be negatively affected.

•	We may encounter substantial delays in our planned clinical trials, or may not be able to conduct or complete our clinical trials on the timelines we expect, if at all.

•

We do not currently own, lease or operate a principal laboratory, research and development or manufacturing facility of our own. We currently collaborate with various research institutions to perform these activities, including The Methodist Hospital in Houston, Texas. Establishing our own facilities would result in significant additional expense and may result in potential delays in testing and production.

•

Any clinical trials that are planned or are conducted on our product candidates may fail. Clinical trials are lengthy, complex and extremely expensive processes with uncertain outcomes and results and frequent failures.

•

Our dependence on third parties to manufacture our product candidates may increase the risk that preclinical development, clinical development and potential commercialization of our product candidates could be delayed, prevented or impaired.

•	Our business is subject to, and may be affected by, extensive and costly government regulation.

•

We may not obtain approval for our products and any product for which we obtain required regulatory marketing authorization could be subject to post-approval regulation, and we may be subject to penalties if we fail to comply with such post-approval requirements.

•	Even if we obtain regulatory approval to market our product candidates, our product candidates may not be accepted by the market.

•	We face competition from companies that have greater resources than we do, and we may not be able to effectively compete against these companies.

•	If others claim we are infringing on the intellectual property rights of third parties, we may be subject to costly and time-consuming litigation.

•	Other risks and uncertainties, including those listed in the “Risk Factors” section of this prospectus and the documents incorporated by reference herein.

These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus, as well as certain information incorporated by reference into this prospectus, that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

Discussions containing these forward-looking statements may be found, among other places, in the sections titled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from the Annual Report and our most recent Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, as well as any amendments thereto, filed with the SEC. Additional factors are discussed under the caption “Risk Factors” in this prospectus and any free writing prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

You should read this prospectus with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the “Risk Factors” section in this prospectus and under similar captions in the documents incorporated by reference into this prospectus.

Overview

We are a clinical-stage biotechnology company focused on developing proprietary new therapies to enhance the function of Tregs. Tregs are a subpopulation of T-lymphocytes consisting of CD4+CD25high hFOXP3+ cells that suppress inflammatory responses. Tregs were first discovered in 1995 by Dr. Shimon Sakaguchi and since their discovery, multiple lines of research have contributed to elucidate Treg biology and its role in health and disease. Tregs and their transcription factors have been shown to be essential to maintaining cellular homeostasis by regulating autoimmune and inflammatory responses and maintaining self-tolerance in mammals. Dysfunctional Tregs underlie numerous disease states, and this cellular dysfunction is driven by the chronic inflammatory environment and high levels of oxidative stress commonly observed in certain diseases. Further, the degree of Treg dysfunction is correlated with the severity and progression of serious and life-threatening conditions. These and other recent advances in the understanding of Treg biology, have made this subset of T lymphocytes an important therapeutic target, which we believe may provide new treatments for serious diseases.

We have built a diversified product candidate pipeline that includes both ex vivo and in vivo approaches intended to restore the suppressive and immunomodulatory functions of Tregs. Our product candidate pipeline is based on our three distinct therapeutic modalities: autologous Treg cell therapy, allogeneic Treg-derived exosomes and Treg-enhancing biologics. “Autologous” means the treatment of a patient with human cells derived from the patient itself, whereas “Allogeneic” means the treatment of a patient with human cells derived from a donor other than the patient, where such donor is genetically non-identical. We are initially focused on developing our Treg-based therapies for neurodegenerative, autoimmune and metabolic diseases where Treg dysfunction has been identified to be an important pathophysiological component of the disease and where new and effective therapies are urgently needed.

Since our inception in 2020, we have generated preclinical and clinical data in multiple models and diseases. Our autologous Treg cell therapy program has completed a Phase 1 and Phase 2a studies in amyotrophic lateral sclerosis, or ALS. The clinical data from these initial studies has served as an important confirmation of the underlying immunomodulatory properties of Tregs and their potential therapeutic benefits. These studies have also significantly expanded our own foundational knowledge of the biological activity of Tregs, which we believe will be critical for the design of our future clinical and preclinical studies, the selection of future targeted diseases and the overall advancement of our development pipeline.

Recent Developments

Development and License Agreement with Dr. Reddy’s Laboratories

On December 5, 2023, we entered into a Development and License Agreement (the “DRL Development Agreement”) with Dr. Reddy’s Laboratories Ltd., and its affiliate, Dr. Reddy’s Laboratories SA (collectively, “Dr. Reddy’s”) pursuant to which, among other things, we granted to Dr. Reddy’s an exclusive license to commercialize COYA 302, a proprietary co-pack kit containing low dose IL-2 and CTLA-4 Ig, (“COYA 302” or the “Product”) solely for use in patients with amyotrophic lateral sclerosis (“ALS or the “Field”) in the United States, Canada, the European Union and the United Kingdom (collectively, the “New Territories”). We previously granted Dr. Reddy’s Laboratories Ltd. an exclusive license to obtain regulatory approval and commercialize the Product for ALS and certain other indications in all other countries (other than the New

Territories, Japan, Mexico, and in each country in South America), pursuant to the License and Supply Agreement entered into between us and Dr. Reddy’s Laboratories Ltd., effective as of April 1, 2023.

Under the terms of the DRL Development Agreement, Dr. Reddy’s will make development funding payments to us for development of the Product as follows: (i) a non-refundable $7.5 million upfront payment, (ii) an additional $4.2 million payment upon U.S. Food and Drug Administration (“FDA”) acceptance of an Investigational New Drug (“IND”) application for COYA 302 for the treatment of ALS and (iii) an additional $4.2 million payment upon the dosing of the first patient in the first phase 2 clinical trial for COYA 302 for the treatment of ALS in the United States. The Company anticipates that the IND filing will be made in the first half of 2024. The DRL Development Agreement also calls for up to an aggregate of $40.0 million in development milestones and up to an aggregate of $677.25 million in sales milestones, relating to the New Territories, should all such development and sales milestones be achieved. We will also be owed royalties by Dr. Reddy’s on Net Sales (as defined in the DRL Development Agreement) of the Product in the low to mid-teens (prior to paying royalties due pursuant to previously disclosed license agreements related to the Product). We will have the responsibility for the clinical development of COYA 302 and for seeking regulatory approval in the United States for COYA 302 in the Field.

Proof of Concept Data

During the first half of 2023, our combination product for neurodegenerative diseases, or COYA 302, and our low dose IL-2, or COYA 301, showed positive results in a proof of concept (“POC”), open label study in ALS patients and in Alzheimer’s Disease (“AD”), patients, respectively. Both POC studies were conducted with commercially available products as investigator-initiated trials.

The POC study in support of COYA 302, an open label study conducted in 4 ALS patients, evaluated the safety and tolerability, function of regulatory T-cells, biomarkers, and preliminary efficacy (as measured by the ALSFRS-R scale) utilizing commercially available IL-2 and abatacept. Study data showed no decline or minimal decline at 24 and 48 weeks respectively after initiation of treatment and appeared to be well tolerated in all study patients as no serious adverse events were reported. Twenty-four weeks is an important timepoint as this is the period that ALS studies are usually benchmarked to measure differences in the ALSFRS-R scale for a treatment versus placebo. Based on this POC data, we intend to design a well-powered and well-controlled study to demonstrate the safety and efficacy of COYA 302 (COYA 301 or low dose IL-2, plus an abatacept proposed biosimilar, licensed from Dr. Reddy’s Laboratories, or DRL_AB) in patients with ALS and are preparing for an IND submission to the FDA in the first half of 2024. We intend to initiate a Phase 2 trial after the acceptance of our IND application by the FDA.

The POC study in support of COYA 301, an open label study conducted in 8 patients with AD, evaluated the safety and tolerability, biological activity, blood biomarkers, and preliminary efficacy of commercially available IL-2. Study data found that (i) cognitive function, as measured by 3 validated tools, either improved or did not decline, (ii) Treg function was significantly enhanced, (iii) pro-inflammatory blood cytokines and chemokines were significantly reduced with evidence of reduced neuroinflammation in the brain and (iv) COYA 301 appeared to be well tolerated as no serious adverse events were reported. Currently, a double blind, placebo controlled, randomized trial is being conducted at Houston Methodist Hospital using low dose IL-2 in mild to moderate AD patients. We anticipate reporting top line data in Q3 2024. The study has enrolled 38 patients and is assessing Treg function, blood, and cerebrospinal fluid biomarkers, cognitive function, and safety. To further support the development of COYA 301 in AD and other diseases, we appointed immunologist Dr. Guillaume Dorothee to our Scientific Advisory Board in Q2 2023.

Private Placement

On December 5, 2023, we entered into the Securities Purchase Agreement with accredited investors for the issuance and sale of 4,370,382 Shares at a price of $6.06 per Share in the Private Placement. We also issued the Warrants to purchase up to 319,004 shares of common stock to the co-placement agent and our financial advisor in connection with the Private Placement. The Private Placement closed on December 11, 2023. For additional information regarding the issuances of the Shares and the Warrants, see “Private Placement of the Shares and the Warrants” below.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of relief from certain reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	reduced obligations with respect to financial data, including presenting only two years of audited financial statements and only two years of selected financial data in this prospectus;

•	an exception from compliance with the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

•	reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of exemptions for up to five years or such earlier time that we are no longer an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. We would cease to be an emerging growth company upon the earliest to occur of: (1) the last day of the fiscal year in which we have more than $1.235 billion in annual gross revenue, (2) December 31, 2026, (3) the date we are deemed to be a “large accelerated filer” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act, and (4) the date on which we have during the previous three-year period issued more than $1.0 billion in non-convertible debt securities.

The JOBS Act also permits us, as an emerging growth company, to take advantage of an extended transition period to comply with the new or revised accounting standards applicable to public companies and thereby allow us to delay the adoption of those standards until those standards would apply to private companies. We have irrevocably elected to avail ourselves of this exemption and therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Corporate Information

Our primary executive offices are located at 5850 San Felipe St., Suite 500, Houston, TX 77057 and our telephone number is (800) 587-8170. Our website address is www.coyatherapeutics.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING

Registered shares of common stock offered for resale by the selling stockholders	Up to an aggregate of 4,689,386 shares of common stock consisting of:

•	4,370,382 Shares, issued in the Private Placement pursuant to the Securities Purchase Agreement.

•	319,004 shares of common stock issuable upon exercise of the Warrants issued to the co-placement agent and our financial advisor in connection with the Private Placement.

Registered shares of common stock outstanding before this offering	10,034,943 shares of common stock.

Registered shares of common stock to be outstanding after giving effect to the issuance of the shares registered hereunder	14,724,329 shares of common stock, assuming the resale of the Shares and the exercise in full of the Warrants.

Use of proceeds	We will not receive any of the proceeds from the sale of shares by the selling stockholders. However, we will receive proceeds from any cash exercise of any of the Warrants. If all of the Warrants were cash exercised at their respective current applicable exercise prices, the gross proceeds to us from such cash exercises would be approximately $2,418,050. The Warrants may be exercised and resold hereunder on a cashless basis, at the option of their holders, and we will not receive any proceeds upon such cashless exercise.

We anticipate that the proceeds we receive from the cash exercise of the Warrants, if any, will be used for general corporate purposes, working capital and clinical development, including the development of COYA 302, 301 and other pipeline assets. Please see “Use of Proceeds” on page 17 of this prospectus.

Terms of this offering	The selling stockholders, including their transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the shares of common stock offered by this prospectus from time to time on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The shares of common stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus and under similar headings in the other documents that are filed after the date hereof and incorporated by reference in this prospectus for a discussion of factors to consider before deciding to purchase shares of our common stock.

Nasdaq Capital Market symbol	Our common stock is currently listed on the Nasdaq Capital Market under the symbol “COYA.”

The number of shares of common stock to be outstanding upon completion of this offering is based on 14,405,325 of our shares of common stock outstanding as of January 2, 2024 and excludes the following:

•	319,004 shares of common stock issuable upon exercise of the Warrants issued to the co-placement agent and our financial advisor in connection with the Private Placement;

•	92,184 shares of common stock issuable upon the exercise of warrants issued in connection with the issuance of Series A convertible preferred stock;

•	182,407 shares of common stock issuable upon the exercise of warrants issued to the placement agent in connection with our issuance of convertible promissory notes;

•	1,523,500 shares of common stock issuable upon the exercise of outstanding warrants issued to investors in our initial public offering;

•	230,146 shares of common stock issuable upon the exercise of outstanding warrants issued to the underwriters of our initial public offering;

•	145,000 shares of common stock issuable upon the exercise of outstanding warrants in connection with the exercise of over-allotment options issued to the underwriters of our initial public offering;

•	1,134,145 shares of common stock issuable upon the exercise of outstanding options issued pursuant to the Amended and Restated Coya Therapeutics, Inc. 2021 Equity Incentive Plan (the “Plan”); and

•	590,959 shares of common stock reserved for future issuance under the Plan.

RISK FACTORS

Before purchasing any of the securities you should carefully consider the risk factors incorporated by reference in this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as amended, filed with the Securities and Exchange Commission (the “SEC”) on May 1, 2023 (the “Annual Report”), and any subsequent updates described in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as the risks, uncertainties and additional information set forth in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents incorporated by reference in this prospectus. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Information By Reference.” Additional risks not presently known or that we presently consider to be immaterial could subsequently materially and adversely affect our financial condition, results of operations, business and prospects.

DESCRIPTION OF THE TRANSACTION

Private Placement of the Shares and the Warrants

On December 5, 2023, we entered into the Securities Purchase Agreement with certain accredited investors for the issuance and sale of 4,370,382 Shares at a price of $6.06 per Share in the Private Placement. The Shares were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506 of Regulation D, which is promulgated under the Securities Act. We relied on this exemption from registration based in part on representations made by the accredited investors in the Private Placement. Pursuant to the Securities Purchase Agreement, we are required to file a registration statement with the SEC covering the resale of the securities issued in the Private Placement no later than 30 days after the date of the Securities Purchase Agreement. We are required to have the registration statement declared effective as promptly as possible but in any event no later than 45 days after the date of the Securities Purchase Agreement, subject to extension under the terms of the Securities Purchase Agreement. The Private Placement closed on December 11, 2023 (the “Closing”).

In connection with the Private Placement, BTIG, LLC (“BTIG”) acted as the lead placement agent and Newbridge Securities Corp. (“Newbridge”) acted as co-placement agent, and Allele Capital Partners, LLC (“Allele”) (through its executing broker-dealer, Wilmington Capital Securities, LLC (“Wilmington”)) and Chardan Capital Markets LLC (“Chardan”) acted as financial advisors to us. Pursuant to an engagement letter with BTIG, upon the Closing, we paid to BTIG a cash fee equal to 8.0% of the gross proceeds from the sale of securities in the Private Placement placed by BTIG. Pursuant to an engagement letter with Newbridge, upon the Closing, we (i) paid to Newbridge a cash fee equal to 7.5% of the gross proceeds from the sale of securities placed by Newbridge, and (ii) issued to Newbridge Warrants exercisable for 196,168 shares of common stock (the “Newbridge Warrant”). The Newbridge Warrant has a term of four years from issuance and is exercisable beginning six months from the Closing. The Newbridge Warrant has an exercise price equal to $7.58 per share. Additionally, we issued to Allele, as financial advisor, Warrants to purchase up to 122,836 shares of common stock (the “Allele Warrant”). The Allele Warrant has identical terms as the Newbridge Warrant. Upon the Closing, we paid to Chardan $200,000.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders under this prospectus or their permitted transferees are those previously issued to the selling stockholders, and those issuable to the selling stockholders, upon exercise of the Warrants. For additional information regarding the issuances of the Shares and the Warrants, see “Private Placement of the Shares and the Warrants” above. We are registering the shares of common stock in order to permit the selling stockholders or their permitted transferees to offer the shares for resale from time to time. The term “selling stockholders” includes the stockholders listed in the table below and their permitted transferees. Except for the ownership of the Shares and the Warrants, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, including its ownership of the Shares and the Warrants, as of January 2, 2024, assuming exercise of the Warrants held by the selling stockholders on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders. In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus generally covers the resale of the sum of (i) the number of Shares issued to the selling stockholders in the Private Placement as described above under “Private Placement of the Shares and the Warrants;” and (ii) the maximum number of Warrant Shares issuable upon the exercise of the related Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration rights agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Warrants and other warrants held by the selling stockholders, a selling stockholder may not exercise any such warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such warrants which have not been exercised. The number of shares in the second and fourth columns and the beneficial ownership percentages in the fourth column do reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Maximum Number of Shares of Common Stock Owned Prior to Offering (1) (2) (3)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Maximum Number of Shares of Common Stock Owned After Offering (1) (2) (3) (4)
Name of Selling Stockholder	Number of Shares of Common Stock	Number of Shares of Common Stock Underlying Warrants	Number of Shares of Common Stock	Number of Shares of Common Stock Underlying Warrants	Number of Shares of Common Stock	Number of Shares of Common Stock Underlying Warrants	Percent (5)
Adan Martinez	4,125	2,000	4,125	—	—	2,000	*	%
Alden Carrere (6)	—	6,187	—	6,187	—	—	*	%
Alexandre N. Palma	12,376	3,000	12,376	—	—	3,000	*	%
AME Capital Group LLC	96,396	12,500	28,877	—	67,519	12,500	*	%
Andrew Gallion (6)	—	2,900	—	1,200	—	1,700	*	%
Andrew Jensen and Stephanie Jensen JTWROS	16,501	2,500	16,501	—	—	2,500	*	%
Andrew Schwartzberg	615,049	110,000	495,049	—	120,000	110,000	1.58%
Barrett J. Shipman	4,125	2,000	4,125	—	—	2,000	*	%
Benjamin L. Padnos	37,458	—	37,458	—	—	—	*	%

	Maximum Number of Shares of Common Stock Owned Prior to Offering (1) (2) (3)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Maximum Number of Shares of Common Stock Owned After Offering (1) (2) (3) (4)
Name of Selling Stockholder	Number of Shares of Common Stock	Number of Shares of Common Stock Underlying Warrants	Number of Shares of Common Stock	Number of Shares of Common Stock Underlying Warrants	Number of Shares of Common Stock	Number of Shares of Common Stock Underlying Warrants	Percent (5)
Bibicoff Family Trust DTD 5-16-2000	12,376	6,000	12,376	—	—	6,000	*	%
Blue Earth Fund Limited Partnership	16,501	—	16,501	—	—	—	*	%
Brian DeBeer (7)	—	5,772	—	1,896	—	3,876	*	%
Brian L Heckler Revoc Trust DTD 3-4-2005	8,250	2,500	8,250	—	—	2,500	*	%
Brian Michael Levy	16,501	—	16,501	—	—	—	*	%
Brian P. McCann	4,125	—	4,125	—	—	—	*	%
Brigitte Ferrada	16,501	7,500	16,501	—	—	7,500	*	%
Candlestick Lane Investments LP	24,752	5,000	24,752	—	—	5,000	*	%
Carlo Alberici	8,250	—	8,250	—	—	—	*	%
Casey Carl Kirkpatrick	8,250	2,500	8,250	—	—	2,500	*	%
Chad Champion (6)	—	32,753	—	19,253	—	13,500	*	%
Chad F. Mueller	20,900	5,500	9,900	—	11,000	5,500	*	%
Charles Alpert	191,093	25,000	49,504	—	141,589	25,000	1.15%
Charles Christensen	13,250	5,000	8,250	—	5,000	5,000	*	%
Charles Franklin Black and Virginia Gibson Black JT ENT	8,250	—	8,250	—	—	—	*	%
Charles Matthew Hughes (7)	75,275	34,451	—	8,042	75,275	26,409	*	%
Charles Wanyama (6)	—	22,769	—	9,269	—	13,500	*	%
Chetan R. Vagholkar	16,501	4,000	16,501	—	—	4,000	*	%
Christopher James Finnerty	8,250	—	8,250	—	—	—	*	%
Christopher Villa (6)	—	5,500	—	3,500	—	2,000	*	%
Colin S. McIntyre	8,250	—	8,250	—	—	—	*	%
Cornel Leonard Nolte	40,003	10,000	33,003	—	7,000	10,000	*	%
Craig Watchmaker	8,250	—	8,250	—	—	—	*	%
Daniel Carroll Geary	4,125	5,000	4,125	—	—	5,000	*	%
Daniel DiFilippo	6,600	5,000	6,600	—	—	5,000	*	%
David A. Katz	8,250	—	8,250	—	—	—	*	%
David B. O’Neill	8,250	3,000	8,250	—	—	3,000	*	%
Dennis D. Howarter and Pamela J. Howarter JTWROS	16,250	4,000	8,250	—	8,000	4,000	*	%
Dennis L. Chesley	8,250	2,000	8,250	—	—	2,000	*	%
Derek Jorge Santana and Samantha Michelle Santana JTWROS	8,250	2,000	8,250	—	—	2,000	*	%
Donald P. Sesterhenn	8,250	—	8,250	—	—	—	*	%
Edmond Allen Morrison	4,125	2,500	4,125	—	—	2,500	*	%
Ergun Genc	8,250	—	8,250	—	—	—	*	%
Eric D. Janson and Ruth Ann Janson JT TEN COM	8,250	5,000	8,250	—	—	5,000	*	%
Eric Kimball Thompson	8,250	—	8,250	—	—	—	*	%
Erick E. Richardson	9,735	—	9,735	—	—	—	*	%
Eugene Zaino	16,501	4,000	16,501	—	—	4,000	*	%
Frederick M. Kelso	14,250	3,000	8,250	—	6,000	3,000	*	%
Gerald M. Flynn and Lynn A. Flynn JTWROS	41,254	3,000	41,254	—	—	3,000	*	%
Glenn T. Hunzinger	8,250	—	8,250	—	—	—	*	%

	Maximum Number of Shares of Common Stock Owned Prior to Offering (1) (2) (3)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Maximum Number of Shares of Common Stock Owned After Offering (1) (2) (3) (4)
Name of Selling Stockholder	Number of Shares of Common Stock	Number of Shares of Common Stock Underlying Warrants	Number of Shares of Common Stock	Number of Shares of Common Stock Underlying Warrants	Number of Shares of Common Stock	Number of Shares of Common Stock Underlying Warrants	Percent (5)
Greenlight Capital (8)	1,274,026	5,000	805,959	—	468,067	5,000	3.28%
Harvey Beach Club Holdings LLC	7,425	5,000	7,425	—	—	5,000	*	%
Howard Scott Howell	18,250	5,000	8,250	—	10,000	5,000	*	%
Jacob L. Bojman	9,739	1,500	4,125	—	5,614	1,500	*	%
James Bartlett Wilson	16,501	—	16,501	—	—	—	*	%
James C. Leslie	3,300	2,500	3,300	—	—	2,500	*	%
James Dale Miller	8,250	2,000	8,250	—	—	2,000	*	%
James Douglas Summa	7,125	1,500	4,125	—	3,000	1,500	*	%
James H. Batmasian	165,016	—	165,016	—	—	—	*	%
James M. Huber and Peter Stancato Jr. JTWROS	8,250	—	8,250	—	—	—	*	%
James M. Koch	4,125	5,000	4,125	—	—	5,000	*	%
James P. Kolar	8,250	5,000	8,250	—	—	5,000	*	%
James R. Aldridge	8,250	2,500	8,250	—	—	2,500	*	%
Jeffery L. Miller and Khristen N. Zar JTWROS	13,250	5,000	8,250	—	5,000	5,000	*	%
Jeremy William Schlee	8,250	2,300	8,250	—	—	2,300	*	%
Joel Ebuh	44,752	10,000	24,752	—	20,000	10,000	*	%
John Christopher Perkins and Charlotte J. Perkins JTWROS	8,250	—	8,250	—	—	—	*	%
John D. Potter	4,125	1,500	4,125	—	—	1,500	*	%
John W. Stadtler	8,250	7,500	8,250	—	—	7,500	*	%
Jonathan E. Ansbacher	4,125	2,500	4,125	—	—	2,500	*	%
Joseph C. Atkinson	10,250	6,900	8,250	—	2,000	6,900	*	%
Joseph Glodek (6)	—	50,807	—	27,307	—	23,500	*	%
Joseph Michael Buonaiuto	8,250	—	8,250	—	—	—	*	%
Keith A. Belote	4,125	1,500	4,125	—	—	1,500	*	%
Keith Fleischmann	4,125	—	4,125	—	—	—	*	%
Keith Guenther	8,250	—	8,250	—	—	—	*	%
Kevin A. Healy	23,501	3,500	16,501	—	7,000	3,500	*	%
Kevin D. Sullivan	16,501	—	16,501	—	—	—	*	%
Kevin Wu	35,148	—	35,148	—	—	—	*	%
Kristin Leigh Smallwood and Timothy Robert Fisk JTWROS	8,250	5,000	8,250	—	—	5,000	*	%
Kurtis Krentz	26,501	5,000	16,501	—	10,000	5,000	*	%
Linda Acri (6)	—	5,100	—	3,000	—	2,100	*	%
Louis A. DeFalco Trust DTD 5-1-2017	8,250	—	8,250	—	—	—	*	%
Lytton-Kambara Foundation	82,500		82,500	—	—	—	*	%
Marc D. Silverman and Mitra Best Silverman JTWROS	4,125	2,500	4,125	—	—	2,500	*	%
Margaret Burke	8,250	2,000	8,250	—	—	2,000	*	%
Mario Dellaera	16,501	5,000	16,501	—	—	5,000	*	%
Marjorie Lynn Dhunjishah	8,250	3,000	8,250	—	—	3,000	*	%
Mark C. Dennon	8,250	1,500	8,250	—	—	1,500	*	%
Mark R. Demich	4,455	2,000	4,455	—	—	2,000	*	%
Mark W. Boyer	4,125	—	4,125	—	—	—	*	%
Menachem Kranz (7)	180,899	158,166	—	56,748	180,899	101,418	1.95%

	Maximum Number of Shares of Common Stock Owned Prior to Offering (1) (2) (3)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Maximum Number of Shares of Common Stock Owned After Offering (1) (2) (3) (4)
Name of Selling Stockholder	Number of Shares of Common Stock	Number of Shares of Common Stock Underlying Warrants	Number of Shares of Common Stock	Number of Shares of Common Stock Underlying Warrants	Number of Shares of Common Stock	Number of Shares of Common Stock Underlying Warrants	Percent (5)
Mel Mac Group LLC	96,396	12,500	28,877	—	67,519	12,500	*	%
Michael Burwell	12,376	—	12,376	—	—	—	*	%
Michael F. Quinlan	4,125	—	4,125	—	—	—	*	%
Michael Fahey	16,501	5,000	16,501	—	—	5,000	*	%
Michael Patrick Pokorski	10,775	2,500	5,775	—	5,000	2,500	*	%
Newbridge Securities Corp. (6)	—	41,695	—	18,352	—	23,343	*	%
Orin Hirschman (9)	1,031,977	280,000	660,066	—	371,911	280,000	4.44%
Oscar Teunissen	16,501	—	16,501	—	—	—	*	%
Patrick Courtney and Amber Moriarty JTWROS	8,250	2,500	8,250	—	—	2,500	*	%
Paul G. Elie	12,376	5,000	12,376	—	—	5,000	*	%
Paul P. Frank III and Colleen B. Frank Joint Tenants by Entirety	12,750	4,500	8,250	—	4,500	4,500	*	%
Peter Appel	495,049	—	495,049	—	—	—	*	%
Preet Takkar	4,125	—	4,125	—	—	—	*	%
Puneet S. Arora	8,250	2,500	8,250	—	—	2,500	*	%
R Investments (10)	165,016	—	165,016	—	—	—	*	%
Renny Kuruvilla (6)	—	116,401	—	61,792	—	54,609	*	%
Richard Douglas Nix Revoc. Trust DTD 4-28-2019	16,501	—	16,501	—	—	—	*	%
Richard J. Poccia	3,300	1,400	3,300	—	—	1,400	*	%
Richard Jeanneret	16,501	10,000	16,501	—	—	10,000	*	%
Richard Libretti (6)	—	50,808	—	27,308	—	23,500	*	%
Robert A. Page	5,700	1,200	3,300	—	2,400	1,200	*	%
Robert B. McCeney	8,250	2,500	8,250	—	—	2,500	*	%
Robert Clinton Elliott	6,600	2,000	6,600	—	—	2,000	*	%
Robert K. Kimes	8,250	2,000	8,250	—	—	2,000	*	%
Robert Richard Keehan	8,250	3,000	8,250	—	—	3,000	*	%
Rocco Brescia	8,250	—	8,250	—	—	—	*	%
Ronald J. Ciasulli	16,501	3,000	16,501	—	—	3,000	*	%
Ryan D. Burdeno and Susan M. Gore JTWROS	4,125	2,000	4,125	—	—	2,000	*	%
Salvatore Esposito (6)	—	36,000	—	19,000	—	17,000	*	%
Shawn Titcomb (7)	403,826	148,031	—	43,866	403,826	104,165	3.50%
Scott Joseph Schueller	8,250	3,000	8,250	—	—	3,000	*	%
SDC Capital LLC	123,750	—	123,750	—	—	—	*	%
Stephen H. Nesi	4,125	1,500	4,125	—	—	1,500	*	%
Steven and Kristin Chapin Family Trust DTD 3-10-2015	33,003	—	33,003	—	—	—	*	%
Steven Baum	8,250	2,500	8,250	—	—	2,500	*	%
The Snow Family Trust DTD 6-4-2021	4,125	2,000	4,125	—	—	2,000	*	%
Theodore Robert Young	10,726	—	10,726	—	—	—	*	%
Thomas Michael Rooney	8,250	—	8,250	—	—	—	*	%
Thomas Puthiyamadam	33,003	—	33,003	—	—	—	*	%
Thomas A. Satterfield (11)	423,760	30,000	123,760	—	300,000	30,000	2.29%
Thomas Wiseman Archer	10,250	2,500	8,250	—	2,000	2,500	*	%
Thorne Joseph Brown Matteson	10,250	5,000	8,250	—	2,000	5,000	*	%
Timothy L. Carpenter and Julie L. Carpenter JTWROS	4,950	2,500	4,950	—	—	2,500	*	%

	Maximum Number of Shares of Common Stock Owned Prior to Offering (1) (2) (3)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Maximum Number of Shares of Common Stock Owned After Offering (1) (2) (3) (4)
Name of Selling Stockholder	Number of Shares of Common Stock	Number of Shares of Common Stock Underlying Warrants	Number of Shares of Common Stock	Number of Shares of Common Stock Underlying Warrants	Number of Shares of Common Stock	Number of Shares of Common Stock Underlying Warrants	Percent (5)
Todd A. Martin	8,250	—	8,250	—	—	—	*	%
Tomlins Family Revoc. Trust DTD 10-26-2020	4,125	—	4,125	—	—	—	*	%
Wilmington Capital Securities (7)	—	30,525	—	12,284	—	18,241	*	%
Wells/Koehler Family Trust DTD 12-27-2016	13,250	2,500	8,250	—	5,000	2,500	*	%

*	Less than 1%
(1)

Except as noted below, ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. All entries exclude ownership of shares issuable pursuant to warrants, options or other derivative securities that have not vested or that are not otherwise exercisable as of the date hereof or which will not become vested or exercisable within 60 days of January 2, 2024.

(2)

Based upon our internal books and records and public filings only, as of the date of this prospectus; may not include ownership of shares of our common stock, if any, held in “street name” through unrelated third-party brokers, as of the date of this prospectus, which are not being offered for resale by this prospectus.

(3)	Includes certain shares of our common stock which are not being offered pursuant to this prospectus.
(4)	The difference between the maximum number of shares of common stock owned prior to the offering and the maximum number of shares of common stock to be sold pursuant to this prospectus.
(5)

All percentage calculations are based on 14,405,325 shares of our common stock outstanding as of January 2, 2024 and are rounded to the nearest tenth of a percent. Warrants, options or other derivative securities that are presently exercisable or exercisable within 60 days are deemed to be owned by the person holding such securities for the purpose of calculating the percentage ownership of that person but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.

(6)

Each of the selling stockholders is affiliated with Newbridge Securities Corp., a registered broker dealer and the co-placement agent in connection with the Private Placement with a registered address of 1200 North Federal Highway, Suite 400, Boca Raton, Florida 33432, and has sole voting and dispositive power over the securities held. The number of shares beneficially owned prior to this offering consists of shares of common stock issuable upon the exercise of the Newbridge Warrant and other warrants received as compensation in connection with an offering consummated by us in 2022. The selling stockholder acquired the Newbridge Warrant in the ordinary course of business and, at the time the Newbridge Warrant was acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(7)

Each of the selling stockholders is affiliated with Allele, which through its executing broker-dealer, Wilmington, a financial advisor to the Company in connection with the Private Placement with a registered address of 275 Commercial Blvd., Suite 333, Lauderdale by the Sea, Florida 33308, and has sole voting and dispositive power over the securities held. The number of shares beneficially owned prior to this offering consists of shares of common stock issuable upon the exercise of the Allele Warrant and other warrants received as compensation in connection with offerings consummated by us in 2020 and 2022. The selling stockholder acquired the Allele Warrant in the ordinary course of business and, at the time the Allele Warrant was acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities. A former owner of more than 5% of our capital stock is the Co-Founder and Chief Executive Officer of Allele.

(8)

Represents shares to be sold for the accounts of Malachite Partners, LLC (“Malachite”), Greenlight Capital Offshore Master, Ltd. (“GCOM”), a sub-account for a private partnership (“Sub-Account”), and a managed account (the “Managed Account”). DME Capital Management, LP d/b/a Greenlight Capital (“DME Management”) is the investment advisor for (a) Malachite, and as such has voting and dispositive power over 805,959 shares of common stock held by Malachite, (b) GCOM, and as such has voting and dispositive power over 392,647 shares of common stock held by GCOM, and warrants to purchase 5,000 shares of common stock held by GCOM, (c) the Sub-Account, and as such has voting and dispositive power over 39,650 shares of common stock held by the Sub-Account, and (d) the Managed Account, and as such has voting and dispositive power over 35,770 shares of common stock held by the Managed Account. DME Advisors GP, LLC (“DME GP”) is the general partner of DME Management, and as such has voting and dispositive power over the 1,274,026 shares of common stock, and warrants to purchase 5,000 shares of common stock, held by Malachite, GCOM, the Sub-Account and the Managed Account. David Einhorn is the principal of DME Management and DME GP, and as such has voting and dispositive power over the 1,274,026 shares of common stock, and warrants to purchase 5,000 shares of common stock, held by Malachite, GCOM, the Sub-Account and the Managed Account. Each of DME Management, DME GP and Mr. Einhorn disclaims beneficial ownership of these shares of common stock, except to the extent of any pecuniary interest therein.
(9)

Contains (i) 279,244 shares of common stock, 495,972 Shares, and warrants to purchase up to 211,121 shares of common stock owned by AIGH Investment Partners, L.P., (ii) 72,821 shares of common stock, 128,918 Shares and warrants to purchase up to 53,656 shares of common stock owned by WVP Emerging Manager Onshore Fund, LLC – AIGH Series and (iii) 19,846 shares of common stock, 35,176 Shares and warrants to purchase up to 15,223 shares of common stock owned by WVP Emerging Manager Onshore Fund, LLC – Optimized Equity Series Orin Hirschman is the managing member of AIGH Capital Management, LLC, who is an advisor with respect to the securities held by AIGH Investment Partners, L.P. and a sub-advisor with respect to the securities held by WVP Emerging Manager Onshore Fund, LLC – AIGH Series and WVP Emerging Manager Onshore Fund, LLC – Optimized Equity Series. Mr. Hirschman has voting and investment control over the securities indirectly held by AIGH Capital Management, LLC and directly held by AIGH Investment Partners, L.P. As such, Mr. Hirschman may be deemed to be the beneficial owner of the securities set forth in (i), (ii) and (iii) above.

(10)	Wilbur Ross, the founder and managing member of R Investments, is a member of the Company’s board of directors, and as such, is considered a related party to the Company.
(11)

Contains (i) 49,504 Shares held by A.G. Family L.P., (ii) 49,504 Shares held by Tomsat Investment & Trading Co. Inc., (iii) 24,752 Shares held by the Thomas A. Satterfield, Jr. Revocable Trust, (iv) 100,000 shares of common stock owned by the Caldwell Mill Opportunity Fund, LLC, (v) 150,000 shares of common stock and warrants to purchase up to 30,000 shares of common stock owned by the Satterfield Vintage Investments, L.P. and (vi) 50,000 shares of common stock owned by Pontikes Holdings (via power of attorney for disposition only). Thomas A. Satterfield is the president of the general partner of A.G. Family L.P., the president of Tomsat Investment & Trading Co. Inc., the sole trustee of the Thomas A. Satterfield, Jr. Revocable Trust, the owner of a 50% interest and the chief investment manager of an entity that manages the Caldwell Mill Opportunity Fund, LLC and the control person of the Satterfield Vintage Investments, L.P. Mr. Satterfield has no ownership interest in Pontikes Holdings but has a limited power attorney over the account in which the shares owned by Pontikes Holdings are held. Since Mr. Satterfield only has the right to dispose of the shares and receives no fee or share of profits in the account, beneficial ownership of the securities set forth in (vi) is disclaimed. Mr. Satterfield may be deemed to be the beneficial owner of the securities set forth in (i), (ii), (iii), (iv) and (v) above.

Issuances of our common stock to the selling stockholders will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to the selling stockholders identified herein.

USE OF PROCEEDS

The common stock to be offered and sold using this prospectus will be offered and sold by the selling stockholders named in this prospectus. Accordingly, we will not receive any proceeds from any sales of shares of our common stock in this offering.

Upon any cash exercise of the Warrants (if any), certain selling stockholders will pay us the applicable exercise price. We may receive proceeds of up to approximately $2,418,050 from the cash exercise of the Warrants by certain of the selling stockholders. The Warrants may also be exercised and resold hereunder on a cashless basis, at the option of their holders, and we will not receive any proceeds upon such cashless exercise. We anticipate that any proceeds that we receive from the cash exercise of such warrants, if any, will be used for general corporate purposes, working capital and clinical development, including the development of COYA 302, 301 and other pipeline assets. We will pay all of the fees and expenses incurred by us in connection with this registration. We will not be responsible for fees and expenses incurred by the selling stockholders or any underwriting discounts or agent’s commissions.

PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The Nasdaq Stock Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, copies of which are filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2022, as amended, and forms of securities, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part , which are incorporated by reference herein.

General

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

As of January 2, 2024, there were 14,405,325 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders generally. The holders of our common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive our remaining assets available for distribution on a pro rata basis.

All shares of our common stock are fully paid and non-assessable. The shares of our common stock are not subject to further calls or assessments by us. Holders of shares of our common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights powers, preferences and privileges of our common stock are subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more classes or series. Our board of directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

•	the designation of the series;

•

the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption or repurchase rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of our common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Newbridge Warrant and Allele Warrant

The Newbridge Warrant and Allele Warrant have a term of four years from the date of issuance, which was December 11, 2023, and will be exercisable beginning six months from the Closing, which was also December 11, 2023. The Newbridge Warrant and Alle Warrant each have an exercise price equal to $7.58 per share of common stock, but the Warrants may also be exercised on a cashless basis at the option of the holder. The Warrants also contain a beneficial ownership limitation that prevents exercise if the holder would beneficially own in excess of 4.99% (or 9.99% upon election by the holder) of the number of shares of common stock outstanding immediately after giving effect to the issuance of the shares of common stock upon exercise of the Warrant.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law

Our amended and restated certificate of incorporation (“Amended Charter”), Amended and Restated Bylaws (“Amended Bylaws”) and the DGCL contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of our company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Potential Effects of Authorized but Unissued Stock

Pursuant to our Amended Charter, we have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Delaware General Corporation Law (the “DGCL”) and subject to any limitations set forth in our Amended Charter. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Business Combinations

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder;

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our Amended Charter does not authorize cumulative voting. Therefore, stockholders holding a majority of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.

Special Stockholder Meetings

Our Amended Charter provides that special meetings of our stockholders may be called at any time only by or at the direction of the board of directors, the chairman of the board of directors or our chief executive officer. Our Amended Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying, or discouraging hostile takeovers, or changes in control or management of our company.

Director Nominations and Stockholder Proposals

Our Amended Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by us.

Our Amended Bylaws also specify requirements as to the form and content of a stockholder’s notice. Our Amended Bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings that may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the company.

Amendment of Our Amended Charter or Amended Bylaws

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our Amended Bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least 66 2/3% of the votes which all our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least 66 2/3% of the votes which all our stockholders would be entitled to cast in any election of directors will be required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate described above.

The foregoing provisions of our Amended Charter and Amended Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares of common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Choice of Forum

Our Amended Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any current or former director, officer or other employee of the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to, or a claim against the Company or any director or officer of the Company, with respect to the interpretation or application of any provision of, the DGCL, our Amended Charter or Amended Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, in each of the aforementioned actions, any claims to which the Court of Chancery of the State of Delaware determines it lacks jurisdiction. This provision does not apply to claims arising under the Exchange Act, or for any other federal securities laws which provide for exclusive federal jurisdiction. However, the exclusive forum provision provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America is the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Therefore, this provision could apply to a suit that falls within one or more of the categories enumerated in the exclusive forum provision and that asserts claims under the Securities Act, inasmuch as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. There is uncertainty as to whether a court would enforce such an exclusive forum provision with respect to claims under the Securities Act.

We note that there is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our common stock is Computershare Trust Company, N.A.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Lowenstein Sandler LLP, New York, New York.

EXPERTS

The audited annual financial statements of Coya Therapeutics, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the report of Weaver and Tidwell, L.L.P., independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing. The 2022 and 2021 audited annual financial statements of Coya Therapeutics, Inc. as of and for the years ended December 31, 2022 and 2021, have been audited by Weaver and Tidwell, L.L.P., independent registered public accounting firm. The audit report covering the December 31, 2022 and 2021 financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and net capital deficiency raise substantial doubt about the entity’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’S website is www.sec.gov.

We make available free of charge on or through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC.

We have filed with the SEC a registration statement under the Securities Act, relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Certain Information By Reference” are also available on our website, https://ir.coyatherapeutics.com/financials/sec-filings/default.aspx.

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed with the SEC are incorporated by reference into this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 29, 2023, as amended on May 1, 2023;

•

our Quarterly Reports on Form 10-Q for the periods ended March 31, 2023, filed with the SEC on May 10, 2023, June  30, 2023, filed with the SEC on August 8, 2023, and September  30, 2023, filed with the SEC on November 8, 2023;

•

our Current Reports on Form 8-K filed, with the SEC on January  25, 2023, March  1, 2023, March  22, 2023, May  16, 2023, May  23, 2023, June  29, 2023, July  10, 2023, July  14, 2023, August  21, 2023, December  6, 2023 and December 20, 2023 (other than any portion thereof deemed furnished and not filed); and

•	the description of our common stock contained in Exhibit 4.6 to our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 29, 2023, as amended on May 1, 2023.

We also incorporate by reference all documents we file pursuant to Section 13(a), 13(c), 14 or 15 of the Exchange Act (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K) after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of such registration statement. All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are also incorporated by reference and are an important part of this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Coya Therapeutics, Inc.

5850 San Felipe St., Suite 500

Houston, Texas 77057

(800) 587-8170

Copies of these filings are also available, without charge, on the SEC’s website at www.sec.gov and on our website at www. https://coyatherapeutics.com as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not a part of this prospectus.

4,689,386 Shares of Common Stock

Coya Therapeutics, Inc.

PROSPECTUS

January 16, 2024